Contact:	John R. Lund, CFO
Cysive, Inc.
703.259.2300

FOR IMMEDIATE RELEASE

Cysive Reports Fourth Quarter and Year End Results

Reston, Va. – February 12, 2003 – Cysive, Inc. (Nasdaq: CYSV) today announced results for the fourth quarter and year ended December 31, 2002.

Revenue for the fourth quarter of 2002 totaled $439,000, compared to revenue of $1.1 million for the third quarter of 2002 and revenue of $1.4 million for the fourth quarter of 2001. Net loss for the fourth quarter of 2002 was ($2.9) million, or ($0.10) per share, compared to a net loss of ($9.5) million, or ($0.33) per share, for the third quarter of 2002, and a net loss of ($6.8) million, or ($0.23) per share, for the fourth quarter of 2001. Cash, cash equivalents and liquid investments at December 31, 2002 totaled $131.9 million.

“Despite the expected revenue decline in the fourth quarter,” said Nelson A. Carbonell, Jr., president and chief executive officer of Cysive, “we made progress in several key areas. We released our award winning Cysive Cymbio Interaction Server™ Version 3.0; announced a joint marketing agreement with Sun and a partnership alliance with Macromedia; and improved our gross margin percentage and reduced operating expenses through effective cost control.”

Revenue for the year ended December 31, 2002 totaled $4.2 million, compared to revenue of $14.7 million for the year ended December 31, 2001. Net loss for the year 2002 was ($26.1) million, or ($0.90) per share compared to net loss of ($21.9) million, or ($0.74) per share for the year 2001.

Forward-Looking Guidance

For the first quarter ending March 31, 2003, Cysive anticipates a loss in the range of ($0.14) — ($0.18) per share.

At June 30, 2003, Cysive anticipates its cash, cash equivalents and liquid investments to be in the range of $120 million — $124 million.

Webcast

Cysive will hold a conference call to discuss this announcement at 10 a.m. Eastern Time today. A simulcast of the call may be accessed by visiting the Investors section of www.cysive.com, and a replay of the call will be available beginning approximately two hours after the conclusion of the live call, through February 19, 2003.

About Cysive®

Cysive, Inc. is a provider of Interaction Server software that enables users to interact with the enterprise however and whenever they need. Cysive Cymbio™ software leverages existing IT investments and reduces enterprise complexity, resulting in new enterprise computing efficiencies and lower costs. Since 1993 Cysive has provided mission-critical business software systems to Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union, Schneider National, and DaimlerChrysler, among many others. Cysive is headquartered in Reston, VA, and can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or indicated. For a detailed discussion of such risks and uncertainties, see “Risk Factors” in the Company’s quarterly report on Form 10-Q filed with the Commission on November 6, 2002, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

- Tables to Follow -

Cysive, Inc.
Statements of Operations
(In thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2002	2001	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Services	$401	$1,445	$4,004	$14,691
Software license	38	—	205	—

Total revenues	439	1,445	4,209	14,691
Direct costs:
Services	211	1,407	3,360	13,739
Software license	41	—	147	—

Total direct costs	252	1,407	3,507	13,739

Gross profit	187	38	702	952
Operating expenses:
Sales and marketing	1,580	3,264	8,767	9,529
General and administrative	1,343	2,134	9,257	12,330
Research and development	827	913	3,494	3,789
Stock compensation	360	912	4,561	3,143
Restructuring	—	1,259	5,945	2,098

Total operating expenses	4,110	8,482	32,024	30,889

Operating loss	(3,923)	(8,444)	(31,322)	(29,937)
Investment income, net	1,082	1,635	5,196	8,064

Loss before taxes	(2,841)	(6,809)	(26,126)	(21,873)
Income tax expense	19	—	19	55
Net loss	($2,860)	($6,809)	($26,145)	($21,928)

Basic and diluted net loss per share	($0.10)	($0.23)	($0.90)	($0.74)
Weighted average shares outstanding and common stock equivalents	28,411,510	29,376,793	29,008,503	29,521,894

Cysive, Inc.
Balance Sheets
(In thousands)

	December 31,	December 31,
	2002	2001

	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$8,460	$1,484
Investments	60,460	117,459
Accounts receivable, net	133	555
Prepaid expenses and current other assets	2,291	2,381
Income tax receivable	—	126

Total current assets	71,344	122,005
Furniture, fixtures and equipment, net	2,714	5,791
Investments	62,976	32,343
Other assets	897	995

Total assets	$137,931	$161,134
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$164	$303
Accrued liabilities	1,708	2,671
Deferred revenue	114	62
Accrued restructuring	924	1,035

Total current liabilities	2,910	4,071
Accrued restructuring, less current portion	3,837	829

Total liabilities	6,747	4,900
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock	—	—
Common stock	311	299
Treasury stock	(27)	(6)
Additional paid-in capital	201,579	205,195
Deferred stock compensation	(360)	(5,002)
Unrealized gain on investments	1,205	1,090
Accumulated deficit	(71,524)	(45,342)

Total stockholders’ equity	131,184	156,234

Total liabilities and stockholders’ equity	$137,931	$161,134

Cysive, Inc.
Statements of Cash Flows
(In thousands)

	Twelve months ended
	December 31,

	2002	2001

	(Unaudited)
Cash flows from operating activities:
Net loss	$(26,145)	$(21,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,604	1,725
Amortization	395	333
Stock compensation	4,561	3,143
Restructuring charges, net	5,945	2,098
Restructuring spending	(2,343)	(4,305)
Loss on sale of furniture, fixtures and equipment	50	1
Non-cash tax expense	19	—
Benefit for doubtful accounts	(27)	(1,475)
Changes in assets and liabilities:
Accounts receivable	449	7,543
Prepaid expenses and other current assets	169	(87)
Income tax receivable	107	685
Other assets	98	(9)
Accounts payable	(139)	(811)
Accrued liabilities	(820)	(3,268)
Deferred revenues	52	62

Net cash used in operating activities	(16,025)	(16,293)
Cash flows from investing activities:
Purchase of investments	(550,590)	(583,175)
Sale of investments	577,071	582,500
Capital expenditures	(145)	(1,696)
Rebates on prior period capital expenditures	103	—
Proceeds from sales of fixed assets	144	—

Net cash provided by (used in) investing activities	26,583	(2,371)
Cash flows from financing activities:
Proceeds from sale of common stock	249	538
Exercise of common stock options	862	519
Purchase of treasury stock	(4,693)	(1,583)

Net cash used in investing activities	(3,582)	(526)
Increase (decrease) in cash and cash equivalents	6,976	(19,190)
Cash and cash equivalents at beginning of period	1,484	20,674

Cash and cash equivalents at end of period	$8,460	$1,484